Exhibit 15(i)
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                 LIMITED PARTNERSHIP AGREEMENT

             XYZ [insert name] Limited Partnership


THIS LIMITED PARTNERSHIP AGREEMENT is dated the xxth day of xxxx, 2001.

BETWEEN:

		SYNREAL VENTURE XYZ MANAGEMENT CORPORATION, a company incorporated under the laws of the Province of British Columbia, with an office at 600 - 890
West Pender Street, Vancouver, British Columbia, V6C 1K4

		(the "General Partner")

AND:

		SYNREAL HOLDING CORPORATION, a company incorporated under the laws of the
Province of British Columbia, with an office at 600 - 890 West Pender Street,
Vancouver, British Columbia, V6C 1K4

		(the "Initial Limited Partner")


		WHEREAS the General Partner and the Initial Limited Partner wish to form a limited partnership upon the terms and conditions herein contained;

		NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants hereinafter contained and for other good and valuable consideration
(the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

1.	INTERPRETATION

1.1	Definitions.  In this agreement, the following terms shall
have the following meanings:

	"Act" means The Partnership Act (British Columbia) as currently enacted and as the same may, from time to time, be modified, amended or re-enacted and any regulations passed thereunder;

"Adjusted Total Capital Investment" means at any given time the aggregate amount of capital funds paid to the Limited
Partnership for Units subscribed for by the Limited
Partners, less the aggregate amount of funds distributed to the Limited Partners from Available Net Proceeds before that time;

"Affiliate" means an affiliate as defined for the purposes of the Securities Act (British Columbia) in force as at the date of this Agreement;

	"Agreement" means this agreement and any and all schedules thereto, as the same may be amended, modified or supplemented from time to time pursuant to the terms hereof;

	"Appraised Value of a Unit owned by a Departing Limited
Partner" has the meaning given by section 12.4;

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"Associate" means an associate as defined for the purposes
of the Securities Act (British Columbia) in force as at the date of this Agreement;

"Available Net Cash Flow" has the meaning given by section
8.1;

"Available Net Proceeds" has the meaning given by section
9.1;

	"Business" means the business to be carried on by the Limited Partnership as described in Section 2.4;

	"Capital Account" of any Partner means the individual capital account maintained in respect of such Partner pursuant to the provisions of Section 3.5 hereof;

	"Certificate" means the certificate filed under Part 3 of the Act in respect of the Limited Partnership and any amendments filed with respect thereto from time to time;

	"Departing Limited Partner" has the meaning given by section
12.1(a);

	"Exercise Period" has the meaning given by section 12.1(b);

	"Extended Exercise Period" has the meaning given by section
12.2(a);

	"Extraordinary Resolution" means (i) any resolution duly passed at a meeting of the Limited Partners by the affirmative vote of not less than a three-fourths majority of the votes cast, or (ii) any written resolution submitted to all the Limited Partners and signed in one or more counterparts by the holders of not less than three-fourths of the Units then issued;

	"Fair Market Value of the Property" has the meaning given by section 12.4(a);

	"Fiscal Year" means the fiscal year of the Limited
Partnership;

	"General Partner" means "Synreal Venture XYZ Royal
Management Corporation" or any Person who is admitted to the Limited Partnership as a replacement or successor General
Partner in accordance with this Agreement;

	"Gross Income" for a Fiscal Year of the Limited Partnership, means the gross rental income and any income ancillary thereto of the Limited Partnership for the period computed in accordance with Canadian generally accepted accounting principles applied consistently from year to year, modified to the extent necessary or permissible to comply with applicable provisions of the Income Tax Act (Canada);

	"Initial Interest" means the interest in the capital of the Limited Partnership held as at the date hereof by the Initial Limited Partner and includes any Unit issued to evidence that interest;

	"Initial Limited Partner" means "Synreal Holding
Corporation";

	"Limited Partners" means those Persons (other than the Initial Limited Partner) who are admitted or entitled to be admitted to the Limited Partnership as limited partner in accordance with this Agreement;

	"Limited Partnership" means the limited partnership formed under the Act and pursuant to the terms of this Agreement;

	"Net Income" or "Net Loss" for a Fiscal Year of the Limited Partnership, means the income or loss of the Limited
Partnership for the period computed in accordance with Canadian generally accepted accounting principles applied consistently from year to year, modified to the extent necessary or permissible to comply with applicable provisions of the Income Tax Act (Canada);

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

	"Ordinary Resolution" means (i) any resolution duly passed at a meeting of the Limited Partners by the affirmative vote of more than half of the votes cast, or (ii) any written resolution submitted to all the Limited Partners and signed in one or more counterparts by the holders of more than half of the Units then issued;

	"Partners" at any time means the General Partner and the Limited Partners of the Limited Partnership at that time;

	"Person" means an individual, corporation, body corporate, partnership, joint venture, association, syndicate, trust, unincorporated organization or any trustee, executor, administrator or other legal representative;

	"Property" means the property described in Schedule A hereto;

	"Purchasing Remaining Limited Partners" has the meaning given by section 12.2(b)(ii)(B);

	"Put Notice" has the meaning given by section 12.1(a);

	"Put Right" has the meaning given by section 12.1;

	"Put Units" has the meaning given by section 12.2(b)(i);

	"Register of Limited Partners" means the register of Partners maintained at the registered office of the General
Partner and containing the information prescribed by the Act;

	"Remaining Limited Partners" has the meaning given by
section 12.2(b);

	"Special Resolution" means (i) any resolution duly passed at a meeting of the Limited Partners by the affirmative vote of not less than a two-thirds majority of the votes cast, or
(ii) any written resolution submitted to all Limited
Partners and signed in one or more counterparts by the holders of not less than two-thirds of the Units then issued;

	"Unanimous Resolution" means (i) any resolution duly passed at a meeting of the Limited Partners by the affirmative vote of all of the votes cast, or (ii) any written resolution signed in one or more counterparts by the holders of all of the Units;

	"Unit" means an equal and undivided equity interest of a Limited Partner in the Limited Partnership as set out in this Agreement;

1.2	Currency.  Unless otherwise expressly stated herein, all
references to dollar amounts in this Agreement shall mean dollar amounts in lawful money of Canada.

1.3	Governing Law.  This Agreement shall be governed by and
construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

1.4	Headings.  The table of contents and headings preceding the
text, articles and sections hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

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


1.5	Gender.  Whenever the context of this Agreement so
requires, the masculine gender includes the feminine or neuter, and any singular number includes the plural.

1.6	Schedules.  The following schedules are attached hereto and
form part of this Agreement:

	Schedule A - Description of Property
	Schedule B - Form of Subscription for Units
	Schedule C - Property Purchase Agreement

2.	THE LIMITED PARTNERSHIP

2.1	Formation.  The parties hereto hereby form, with effect
from the time of filing of the Certificate, a limited partnership pursuant to the provisions of the Act and pursuant to the terms of this Agreement. The rights and liabilities of the Partners shall be as provided in the Act except as herein otherwise expressly provided.

2.2	Name.  The Business of the Limited Partnership shall be
conducted under the name "XYZ Limited Partnership" and/or such other name or names as the General Partner shall hereafter determine.

2.3	Subscription by Limited Partners.  A Person wishing to
become a Limited Partner may subscribe for Units by executing and delivering to the General Partner a subscription form in the form attached as Schedule B hereto and paying the subscription price as required thereunder.
Upon such Person's subscription form being accepted and that Person paying the subscription price such Person will, without any further act or formality, become a Limited
Partner holding that number of Units delineated on the subscription form as though such Person had become a signatory hereto.

2.4	Business.  The business and purposes of the Limited
Partnership shall be to purchase, own, lease, rent, finance, refinance, repair, maintain, improve and dispose of the Property and any business or purpose which is incidental or related thereto or carried on in connection therewith. The Limited Partnership shall engage in no other business unless authorized by Extraordinary Resolution.

2.5	Registered Office.  The registered office of the Limited
Partnership shall at all times be the registered office of the General Partner and may be changed from time to time to another location in British Columbia by the General Partner giving notice of such change to all Limited Partners and the Registrar of Companies in accordance with the Act. The Business shall be conducted at such place or places as may from time to time be selected or approved by the General Partner.

2.6	Names and Addresses of Partners.  The address of the
registered office of the General Partner is: [use address of legal counsel]. The names and addresses of the Limited Partners will be as set forth in the Register of Limited Partners.

2.7	Term.  The Limited Partnership will be formed on the date
on which the initial Certificate respecting the Limited
Partnership is filed under the Act and shall continue until terminated in accordance with the provisions of this Agreement.

2.8	Fiscal Year.  The fiscal year of the Limited Partnership
shall end on December 31 in each year or as the General
Partner may otherwise determine.

2.9	Filing of Certificate.  As soon as practicable following
the execution hereof by the parties hereto, the General
Partner shall execute and cause to be filed the Certificate required to establish the Limited Partnership as a limited partnership under the Act.

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

2.10	Register of Limited Partners.  As soon as practicable
following the execution hereof by the parties hereto, the General Partner shall prepare the Register of Limited Partners in accordance with the Act and shall cause such register to be maintained at its registered office and to be available for inspection and copying during normal business hours in accordance with the Act. The General Partner shall keep the Register of Limited Partners current and shall amend such register to reflect the admission, removal and substitution of Limited Partners.

2.11	Banking Arrangements.
(a)	The Limited Partnership's banking shall be conducted
at such bank or banks or trust company or trust
companies either within or outside the Province of
British Columbia as the General Partner shall from
time to time designate (the "Partnership Bank").
(b)	All moneys received from time to time in connection
with the Limited Partnership shall be paid as soon as practicable into the Partnership Bank in the same drafts, cheques, bills or cash in which they are
received.
(c)	Each disbursement made in connection with the Limited
Partnership shall (unless such disbursement must
necessarily be made in cash) be made by cheque or
cheques drawn on the Partnership Bank.
(d)	All cheques, drafts and other orders to pay money
drawn upon or directed to the Partnership Bank shall be signed by the General Partner or such other Person or Persons as the General Partner shall from time to time designate.

2.12	Other Activities of Partners.  Any Partner or its
Affiliates or Associates may engage in or hold any interest in any other business, venture, investment or activity whether or not similar to or competitive with the Business and will not be liable to account therefor to the Limited
Partnership or any Partner nor will the Limited Partnership or any Partner have any right in or to any such other business, venture, investment or activity or to the income, proceeds or profits derived therefrom, and the pursuit of such other businesses, ventures, investments or activities, even if in competition with the Business, will not be wrongful or improper.

3.	CAPITAL AND CAPITAL CONTRIBUTIONS

3.1	Capital.  The capital of the Limited Partnership shall
initially be the aggregate amount of the capital contributions of the Partners.

3.2	Capital Contributions.  Upon the formation of the Limited
Partnership, the Initial Limited Partner shall contribute to the capital of the Limited Partnership all of its right, title and interest in and to the Property and under that certain Offer to Purchase Real Estate made the xxth day of xxx, 2001 a copy of which along with amendments is attached as Schedule C (and which shall have a deemed value of $1.00 after reimbursement of any deposits paid by the Initial
Limited Partner thereunder) and the Initial Limited Partner shall receive a Unit for the same and the General Partner shall contribute $1.00 to the capital of the Limited
Partnership. A Limited Partner may make a contribution to the capital of the Limited Partnership through the purchase of two or more Units for an amount per Unit determined by the General Partner. A Limited Partner who has purchased a Unit is not required to make any further contribution to the capital of the Limited Partnership.

3.3	Nature of a Unit.  The interest of the Limited Partners in
the Limited Partnership shall be divided into and

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

represented by Units. Except as otherwise expressly provided herein, Units shall have equal voting, distribution, liquidation and other rights and shall have no preference, conversion, exchange, pre-emptive or redemption rights. Fractional Units shall not be issued.

3.4	Redemption of Initial Interest.  The Initial Interest shall
be redeemed by the General Partner upon closing of the purchase of the Property by the Limited Partnership for the sum of $1.00 and concurrently therewith the Limited
Partnership shall reimburse any deposits paid by the Initial Limited Partner on account of the Property purchase. The Initial Limited Partner shall not sell, assign or transfer the Initial Interest except in accordance with the aforesaid redemption.

3.5	Individual Capital Accounts of the Partners.
(a)	The General Partner will maintain a separate Capital
Account for each Partner which shall initially be
credited with the amount of such Partner's capital contribution to the Limited Partnership. No Partner shall be entitled to withdraw any part of such
Partner's Capital Account or to receive any
distribution except as provided in this Agreement.
The interest of any Partner in the Limited
Partnership shall not terminate solely by reason of
there being a negative or a zero balance in his
Capital Account, nor shall a Partner be liable to
repay an amount of any negative balance in his
Capital Account except from future allocations of Net
Income.
(b)	As at the end of each Fiscal Year there shall be
credited to each Partner's Capital Account the
portion of the Net Income (if any) for such Fiscal
Year to which such Partner was entitled.
(c)	As at the end of each Fiscal Year, there shall be
debited to each Partner's Capital Account:
(i)	the portion of the Net Loss (if any) in such
Fiscal Year which is to be borne by such
Partner, plus
(ii)	the amount of the distributions (if any) made
during such Fiscal Year to such Partner
pursuant to this Agreement.
(d)	As at the end of each Fiscal Year, there shall be
credited or debited to each Partner's Capital
Account, any other amounts as may be required by Canadian generally accepted accounting principles applied consistently from year to year.

3.6	Interest on Capital Contributions.  No Partner shall be
entitled to interest on the amount of such Partner's capital contribution to the Limited Partnership.

3.7	Borrowing from Outside Sources.  The General Partner may
borrow money from any Affiliate or Associate of the General Partner, any Limited Partner, or any Affiliate or Associate of a Limited Partner or from outside sources, from time to time for the purposes of the Business, and may give security for such borrowing on or over the assets of the Limited Partnership and may seek and obtain guarantees from any Person in respect of any such borrowing and may pay an amount that the General Partner acting bona fide feels is reasonable in the circumstances to any Person for giving such a guarantee.

3.8	Registrar and Transfer Agent.  The General Partner shall
act as registrar and transfer agent for the Limited
Partnership and shall maintain such books, including but not limited to the Register of Limited Partners, as are necessary and appropriate to record the names and addresses of the Limited Partners, the number of Units held by each Partner, the particulars of assignments of Units and the Capital Account of each Partner.

3.9	Non-Recognition of Trust or Equity.  The General Partner
shall not be bound to see to the execution of any trust
(whether express, implied or constructive), charge, pledge

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


or equity to which any Unit or any interest therein is subject, nor to ascertain or inquire whether any transfer or assignment of any Unit or any interest therein by any Limited Partner is authorized by such trust, charge, pledge or equity nor to recognize any Person as having an interest in any Unit except for the Person shown on the Register of Limited Partners as the holder of such Unit. The receipt by the Person in whose name any Unit is recorded on the Register of Limited Partners shall be a sufficient discharge for all monies, securities and other property payable, issuable or deliverable in respect of such Unit and from all liability therefor. The Limited Partnership and the General Partner are entitled to treat the Person in whose name a Unit is registered as the absolute owner thereof.

3.10	Joint Unit Holders.  In the case of joint registered
holders of a Unit, the vote of the senior who exercises a vote, whether in person, by proxyholder or by written resolution, shall be accepted to the exclusion of the votes of the other joint registered holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register of Limited Partners, the Person whose name stands first being senior to the Person whose name stands second, and so on.

3.11	Pledge of a Unit. The Limited Partnership has a lien on any
Unit held by a Partner for any debt or capital contribution owing by that Limited Partner to the Limited Partnership and each Limited Partner hereby hypothecates and covenants and agrees that he will pledge his Units to the General
Partner as security for any such debt or capital contribution owing to the Limited Partnership. Subject to the foregoing, a Limited Partner may not pledge or hypothecate a Unit held by him.

3.12	Return of Capital Contribution.   The General Partner is
not personally liable for the return of any capital contribution made by a Limited Partner to the Limited
Partnership.

4.	THE LIMITED PARTNERS

4.1	Status of Each Limited Partner.  Each Limited Partner
represents and warrants to each other Limited Partner and
to the General Partner that such Limited Partner:
(a)	is not a "non-resident" of Canada within the meaning
of the Income Tax Act (Canada) or a "non-Canadian"
for the purposes of the Investments Canada Act
(Canada);
(b)	if an individual, is of the age of majority and has
the capacity and competence to enter into and be
bound by this Agreement;
(c)	if a corporation, possesses the corporate power and
authority to enter into and be bound by this
Agreement;
(d)	if the trustee of a trust, has the power and
authority to act for and bind such trust and to enter into and be bound by this Agreement;
(e) is not, and no interest in the Limited Partner is, a "tax shelter investment" as defined for the purposes of the Income Tax Act (Canada).

Each Limited Partner covenants and agrees that he will not permit his representations and warranties under this section to become untrue at any time, nor transfer nor purport to transfer his Units to any Person if such change, transfer or purported transfer: (i) does not comply with the provisions article 15, (ii) will have the effect of altering the status of the Limited Partnership in relation to the Income Tax Act (Canada) or any similar statute affecting such status or, (iii) does not comply with applicable securities laws. Each Limited Partner covenants and agrees that he will promptly provide evidence to the General Partner upon request that his representations and warranties under this section 4.1 remain true or of any other matter which affects or may from time to time affect the Limited Partnership or the General Partner.

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

4.2	Limitation of Authority of Limited Partners.  Except to the
extent permitted by law, no Limited Partner will as such:
(a)	take part in the control or management of the
Business or exercise any power in connection
therewith;
(b)	execute any document that binds or purports to bind
any other Partner or the Limited Partnership;
(c)	hold himself out as having the power or authority to
bind any other Partner or the Limited Partnership; or
(d)	have any authority or power to act for or undertake
any obligation or responsibility on behalf of any other Partner or the Limited Partnership.

4.3	Limited Liability.  Except as provided by: (i) the Act, or
(ii) any written guarantee actually given by such Limited
Partner with respect to Limited Partnership debt
obligations, or (iii) any specific written assumption of
liability entered into by such Limited Partner, no Limited
Partner is liable for the debts, liabilities or obligations
of the Limited Partnership, nor shall any Limited Partner
be required under any circumstances to make any
contribution of capital or loan to the Partnership except
as may be expressly provided for herein.

4.4	Binding Effect of Agreement.  Any Person admitted to the
Limited Partnership as a Limited Partner shall be subject to and bound by all the provisions of this Agreement as if originally a party to this Agreement.

4.5	Liens.  No Limited Partner shall register any lien or
charge against any property or asset of the Limited
Partnership or permit any lien or charge to be recorded or remain undischarged against any property or asset of the Limited Partnership.

4.6	Partition or Sale.  No Limited Partner shall be entitled to
bring any action for partition or sale in connection with any interest in any property or asset of the Limited
Partnership.

5.	MEETINGS OF THE LIMITED PARTNERSHIP

5.1	Calling of Meetings.  The General Partner may call meetings
of the Partners when and if required from time to time in the best interests of the Limited Partnership. In addition, a meeting of the Partners shall be called by the General Partner within 21 days after receipt by the General
Partner of the written request of one or more Limited
Partners (the "Requisitioning Partners") holding in the aggregate not less than one-third of the outstanding Units, such request specifying the purpose or purposes for which such meeting is to be called. Any such meeting shall be held at such time as may be designated by the General
Partner at the registered office of the General Partner or at such place in British Columbia as the General Partner reasonably designates or by telephone conference call. A meeting held at a place may include those who participate at that meeting by telephone conference call and such participants shall be deemed to be in attendance at that meeting.

5.2	Quorum.  Subject to this Agreement, a quorum at any meeting
of Partners will consist of 2 or more Persons present in
person (including those participating by way of a telephone
conference call) who collectively hold or represent by
proxy not less than 50% of the Units and if, within half an
hour after the time fixed for the holding of that meeting,
a quorum is not present, the meeting:
(a)	if called by the Requisitioning Partners will be
dissolved, and

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(b)	if called by the General Partner, will be adjourned
to be held at the same time and place and upon a date not less than 15 days nor more than 30 days thereafter and the General Partner will give not less than 7 days' notice to all Limited Partners of the date of the reconvening of the adjourned meeting, and at that reconvened meeting the quorum will consist of the Limited Partners then present in person or represented by proxy or participating by conference call.

5.3	Notice.  At least 14 days' notice of all meetings of the
Partners, stating the time, place and purpose of the meeting, shall be given by the General Partner to each Limited Partner. Any accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any Limited Partner, will not invalidate the proceedings at that meeting.

5.4	Voting.  Except as otherwise provided for herein, every
question submitted to a meeting shall be decided by Ordinary Resolution where each Partner shall have one vote for each Unit held by such Partner. In the case of an equality of votes, the chairman of the meeting shall not have a casting vote. Votes may be given in person or by proxy and a Person appointed by proxy need not be a Partner. No Person other than the holder of a Unit or a Person appointed by proxy is entitled to vote at a meeting of the Partners. At any meeting of the Partners on a matter voted upon for which no poll is required or requested, a declaration made by the chairman of the meeting as to the voting on any particular resolution shall be conclusive evidence thereof.
Except as otherwise set out in this Agreement, the Limited Partners may only by Extraordinary Resolution:

(a)	amend the Limited Partnership, subject to the
exceptions set out in article 17;
(b)	dissolve the Limited Partnership;
(c)	waive any default on the part of the General Partner
on such terms as the Limited Partners may determine;
(d)	continue the Limited Partnership in the event that
the Limited Partnership is terminated by operation of
law;
(e)	agree to any compromise or arrangement by the Limited
Partnership with any creditor, creditors, or class or
classes of creditors or with the holders of any
shares or securities of the General Partner;
(f)	require the General Partner on behalf of the Limited
Partnership to enforce any obligation or covenant on
the part of any Limited Partner provided for in this
Agreement;
(g)	authorize the sale of all or substantially all of the
assets and undertaking of the Limited Partnership;
(h)	authorize the issuance of additional Units after the
acquisition of the Property; and
(i)	amend, modify, alter or repeal an Extraordinary
Resolution previously passed by the Partners.

5.5	Proxies.  At any meeting of the Partners, any Partner
entitled to vote thereat may vote by proxy. A proxy shall contain the date thereof and the appointment and name of the nominee and may contain restrictions, limitations or instructions as to the manner in which the Units in respect of which the proxy is given are to be voted. A proxy shall be revoked if the Partner who executed such proxy attends in person (or by telephone conference call) at the meeting of the Partners at which the proxy is to be used. A proxy may also be revoked by an instrument in writing executed by the Partner and deposited with the chairman of the meeting

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

prior to the meeting at which the proxy is to be used. A proxy purporting to be executed by or on behalf of a Partner shall be deemed valid unless challenged at or prior to its exercise, and the Person challenging will have the burden of proving to the satisfaction of the chairman of the meeting that the proxy is invalid and any decision of the chairman concerning the validity of a proxy will be final.

5.6	Form of Proxy.  Every proxy will be substantially in the
form that follows or any other form that may be approved by the General Partner or be satisfactory to the chairman of the meeting at which it is sought to be exercised:

		"I, [                ], of [               ]
in the Province of [                       ],
being a Limited Partner of [
] Limited Partnership, hereby appoint [
] of [              ] in the Province of [
] as my proxy with full power of substitution
to vote for me and on my behalf at the
meeting of Limited Partners to be held on the
[     ] day of [                    ], 20[
], and every adjournment thereof and every
poll that may take place in consequence
thereof.  As witness my hand this [         ]
day of [                ], 20[     ]."

5.7	Corporations.	A Limited Partner that is a corporation
may appoint an officer, director, or other authorized person as its representative to attend, vote, and act in its behalf at a meeting of the Limited Partners.

5.8	Chairman.  The General Partner may nominate one of its
directors, officers or employees, who need not be a Limited Partner, to be chairman of a meeting of the Partners and the person so nominated by the General Partner will be chairman of that meeting unless the Limited Partners elect a different chairman by Ordinary Resolution.

5.9	Additional Rules and Procedures.  To the extent that the
rules and procedures for the conduct of a meeting of the Partners are not prescribed in this Agreement, such rules and procedures shall be determined by the chairman.

5.10	Authorized Attendance.  The General Partner shall have the
right to authorize the presence of any Persons, in addition to proxies, who are not Partners, at any meeting of the Partners. Any proxy and, with the approval of the General
Partner, any other person shall be entitled to address the meeting.

5.11	Minutes.  The General Partner will cause minutes to be kept
of all proceedings and resolutions at every meeting, and any consent resolution of the Limited Partners to be made and entered in books to be kept for that purpose and any minutes, if signed by the chairman of the meeting or by the chairman of the next succeeding meeting, will be deemed to be evidence as to the matters set out therein and as to the due convening and holding of the meeting and the passage of each resolution thereat convened and held and all resolutions and proceedings shown in them will be deemed to have been duly passed and taken.

5.12	Consent Resolutions.  All powers that may be exercised by
the Partners at any meeting may also be exercised by written resolution signed in one or more counterparts by the requisite percentage of the holders of the Units.

6.	THE GENERAL PARTNER

6.1	Status of General Partner.  The General Partner represents,
warrants and covenants that the General Partner:
(a)	is a corporation duly incorporated and in good
standing under the laws of the Province of British
Columbia; and

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

(b)	has the capacity and corporate authority to act as
General Partner and to perform its obligations under this Agreement, and such obligations do not and will not conflict with or breach its articles, bylaws, or any agreement by which it is bound.

6.2	Management of the Limited Partnership.  The General Partner
shall be the sole general partner of the Limited
Partnership and shall have exclusive authority to manage, control, administer and operate the Business and affairs of the Limited Partnership and, subject to section 6.6, to make all decisions regarding the Business. Pursuant to the foregoing, the General Partner shall have all of the rights and powers of a general partner as provided in the Act and as otherwise provided by law (and without limited the generality of the foregoing shall have the right, power, and authority to grant mortgages and other security interests over the Property to lenders of the Limited
Partnership), and any action taken by the General Partner shall constitute the act of and serve to bind the Limited
Partnership. In dealing with the General Partner acting on behalf of the Limited Partnership, no Person shall be required to inquire into the authority of the General
Partner to bind the Limited Partnership. Persons dealing with the Limited Partnership are entitled to rely conclusively on the power and authority of the General
Partner as set forth in this Agreement. Notwithstanding anything in this Agreement to the contrary, the General
Partner shall not be responsible for providing property management services of the type ordinarily provided by a property management company for properties similar to the Property and it is acknowledged that these duties will be provided for by a fee-for-service property manager engaged by the General Partner on behalf of the Limited
Partnership.

6.3	Authority of General Partner.  It is acknowledged and
agreed that the General Partner is authorized to do on behalf of the Limited Partnership all things which, in its sole judgement, are necessary, proper or desirable to carry on the Business.

6.4	Limitation of Liability.  Neither the General Partner nor
any of its officers, directors, agents or employees shall be liable, responsible or accountable in damages or otherwise to the Limited Partnership or any Limited Partner for any action taken or failure to act on behalf of the Limited Partnership within the scope of the authority conferred on the General Partner by this Agreement or by law unless such action or omission was performed or omitted fraudulently or in bad faith or constituted wanton or wilful misconduct or gross negligence.

6.5	Indemnification.  The Limited Partnership will indemnify
the General Partner, its officers, directors, shareholders, employees, or agents from and against losses, expenses or damages by reason of any act, omission or alleged act or omission, arising out of the activities of the General
Partner on behalf of the Limited Partnership or in furtherance of the interests of the Limited Partnership, but only if the actual or alleged act or omission on which the actual or threatened action, proceeding, or claim is based was done in good faith and not fraudulently or in bad faith or as a result of wanton or willful misconduct or gross negligence of the General Partner or any of its officers, directors, shareholders, employees, or agents.

6.6	Restrictions upon the General Partner.  Subject to any
express terms in this Agreement to the contrary, the
General Partner will not:
(a)	cause the Limited Partnership to sell all or
substantially all of its assets without the prior
approval of the Limited Partners expressed by
Extraordinary Resolution;
(b)	commingle the funds of the Limited Partnership with
the funds of the General Partner or any other Person;
(c)	cause the Limited Partnership to guarantee any
obligation or liability of or make any loan to the General Partner or any of its Affiliates or Associates; or

(d)	be paid or cause any of its Affiliates or Associates
to be paid for providing any goods or services to the Limited Partnership in addition to those provided for under the terms of this Agreement unless the charges of the General Partner or any of its Affiliates or Associates to the Limited Partnership therefor are no more than the prevailing industry rate(s) for goods or services of comparable quality.

6.7	Exercise of Duties.  The General Partner will:
(a)	exercise the powers and discharge its duties under
this Agreement and the Act honestly, in good faith
and in the best interests of the Limited Partners;
(b)	exercise the care, diligence, and skill of a
reasonably prudent person; and
(c)	maintain the confidentiality of all financial and
other information and data in respect of each Limited
Partner that it may obtain through or on behalf of the Partnership, the disclosure of which could adversely affect the interests of the Limited
Partnership or a Limited Partner, except to the extent that disclosure is required by law or is in the best interests of the Limited Partnership.

6.8	Expenses.  All expenses incurred by the General Partner in
managing and conducting the Business, including the cost of such professional, technical, administrative and other services and advice as it shall deem necessary, shall be paid by the Limited Partnership.

6.9	Employment of an Affiliate or Associate. The General
Partner may employ or retain any Affiliate or Associate on behalf of the Limited Partnership to provide goods or services to the Limited Partnership subject to the provisions of section 6.6(d).

6.10	Unlimited Liability of General Partner.  The General
Partner shall have unlimited liability for the debts, liabilities and obligations of the Limited Partnership.

6.11	Title to Assets.
(a)	The General Partner or its nominee shall act as
agent, nominee and bare trustee for the purpose of facilitating the holding of title to the Property and any or all other property and assets of the Limited Partnership for the sole benefit of the Limited
Partnership.
(b)	Property and assets contributed to or acquired by the
Limited Partnership from time to time may be held and registered in the name of the General Partner or its nominee as agent, nominee or bare trustee for the
Limited Partnership or in the name of the Limited
Partnership.
(c)	Despite the fact that the General Partner may hold
title to property and assets of the Limited
Partnership in its own name as agent, nominee or bare
trustee as aforesaid, the Limited Partnership will
have all of the rights attached to legal and
beneficial ownership of the assets of the Limited
Partnership subject to the rights and obligations set
out in this Agreement.
(d)	The General Partner shall execute and deliver, and
shall cause its agents, nominees and trustees to
execute and deliver, such declarations of bare trust
and the like in favour of the Limited Partnership as
it may be requested to do from time to time by
Ordinary Resolution.
(e)	The General Partner shall from time to time when
directed by Special Resolution convey all or any of the property and assets held by it as bare trustee, agent or nominee for the Limited Partnership to the Limited Partnership or such other Person as the Limited Partners by Special Resolution may direct.

6.12	Safekeeping of Assets.  The General Partner is responsible
for the safekeeping and use of all funds and assets of the Limited Partnership whether or not in its immediate possession or control and will not employ or permit another to employ the funds or assets except for the exclusive benefit of the Limited Partnership.

6.13	Asset Management Fee.  As a fee for asset management duties
performed in connection with this Agreement, the Limited
Partnership shall pay to the General Partner (unless and until such time it resigns or is removed as general partner pursuant to this article 6) an annual asset management fee in the amount of [1.5 to 3.0%] of Gross Income (pro rated for partial years), excluding any income arising on the disposition of any of the Property. The General Partner may direct and delegate the aforenoted duties to an Affiliate or Associate (and enter into all necessary agreements in this regard on behalf of the Limited Partnership) and in that instance that Affiliate or Associate shall be entitled to charge the aforesaid asset management fee, provided that the General Partner will guarantee the due performance of those services being undertaken by its Affiliate or Associate.

6.14	Investment Arrangement Fee and Financial Arrangement Fee.
As a fee for sourcing the Property and establishing the Limited Partnership, the Limited Partnership shall pay to Synreal Services Corporation, within one month following the acquisition of the Property, an investment arrangement fee in the amount of $xx [6-8% of property purchase price].
As a fee for its financial services in arranging mortgage financing for the Limited Partnership, the Limited
Partnership shall pay to Synreal Services Corporation, within one month following the acquisition of the Property, a financial arrangement fee in the amount of $xx [1-2% of mortgage amount]. The General Partner is authorized to enter into an agreement with Synreal Services Corporation on behalf of the Limited Partnership to give effect to this section 6.14.

6.15	Initial Expenses. The Limited Partnership will reimburse
the General Partner all reasonable expenses incurred by the General Partner to acquire the Property, to obtain accounting and tax advice for the Limited Partnership, to establish the Limited Partnership, and to obtain subscriptions for the Units; provided however that if the Property is not acquired as contemplated by this Agreement, the maximum amount each Limited Partner will be responsible for under this provision will be limited to [$xx] per Unit.
If requested by the Limited Partnership, the General
Partner, in a timely manner, shall provide the Limited
Partners an accounting for such expenses in reasonable detail.

6.16	Ownership by Principals of General Partner. The Limited
Partners acknowledge that the principals of the General
Partner and/or their Associates may own, directly or indirectly, one or more Units as a Limited Partner, that one or more of the Limited Partners may directly or indirectly have a financial interest in the General Partner and that the monies earned by such Limited Partners, by virtue of their direct or indirect financial interest in the General Partner, shall be in addition to what monies the Limited Partners earn by virtue of their being a Limited Partner hereunder and shall not render those Limited Partners liable as general partners for the debts and liabilities of the Limited Partnership.

6.17	Execution of Documents.  Any and all powers of the General
Partner may be exercised by the execution and delivery by the General Partner (or an agent or employee designated by it) for and on behalf of and in the name of the Limited
Partnership, under seal or otherwise, of instruments, deeds, agreements or documents in such forms as the General
Partner (or an agent or employee designated by it) may deem sufficient.

6.18	Transactions Involving Affiliates.  Subject to contrary
specific provisions of this Agreement, the validity of a transaction, agreement or payment involving the Limited Partnership and an Affiliate or Associate is not affected by reason of the relationship between the General Partner and the Affiliate or Associate or by reason of the approval or lack thereof of the transaction, agreement, or payment by the directors of the General Partner, all of whom may be officers or directors of or otherwise interested in or related to the Affiliate or Associate.

6.19	Resignation or Transfer.  The General Partner shall not
resign as the general partner of the Limited Partnership and shall not sell, assign or otherwise dispose of its interest as the general partner in the Limited Partnership except with the approval of the Limited Partners expressed by Ordinary Resolution.

6.20	Replacement of General Partner.  The Limited Partners, may
by Ordinary Resolution, remove the General Partner and
concurrently substitute another Person as General Partner
in its stead upon 45 days notice to the General Partner,
provided however no notice will be required to be given to
the General Partner upon the occurrence of any of the
following:
(a)	adjudication of the General Partner as bankrupt or
the appointment of a receiver of the assets and
undertaking of the General Partner;
(b)	General Partner making an assignment for the benefit
of creditors;
(c)	dissolution, winding up, or liquidation of the
General Partner; or
(d)	default by the General Partner under any provision of
this Agreement that remains unremedied for more than 10 days after the Limited Partners give notice to the General Partner by Ordinary Resolution to remedy the default.

6.21	Repayment Obligation.  Prior to the removal of the General
Partner, the Limited Partnership must repay, or cause to be repaid, any amounts advanced to the Limited Partnership by the General Partner.

6.22	Transfer of Management.  Upon the appointment of any
replacement general partner, the General Partner shall do all things and shall take all steps to immediately and effectively transfer the management and operation, assets, books, records and accounts of the Limited Partnership to the new general partner including the execution of all registrations, bills of sale, Certificates and other documents whatsoever which may be necessary to effect such change and to convey all the assets of the Limited Partnership to the replacement general partner of the Limited Partnership. All costs of such transfer shall be for the account of the Limited Partnership.

6.23	Release.  On the resignation or removal of a General
Partner as general partner of the Limited Partnership, the Limited Partnership will release and hold harmless the General Partner from any cost, damages, liability or expense suffered or incurred by the General Partner as a result of or arising out of any event that occurs in relation to the Limited Partnership after such resignation or removal, except if the actual or alleged event on which the cost, damages, liability or expense is based was caused by an act of fraud, bad faith, wanton or willful misconduct, or gross negligence of the General Partner or any of its officers, directors, shareholders, employees, or agents.

6.24	Successor.  Any Person appointed as a replacement general
partner of the Limited Partnership will, prior to assuming
its responsibilities execute:
(a)	such documents required to give effect to the
assumption; and
(b)	this Agreement;
and shall from that time forward, for all purposes and in all ways, assume the powers, duties and obligations of the General Partner under this Agreement and shall be entitled to all benefits accruing to the General Partner hereunder and shall be subject to the terms of this Agreement.

7.	RECORDS, REPORTS AND REPORTING

7.1	Records and Books of Account.  Proper and complete records
and books of account shall be kept by the General Partner in which shall be entered fully and accurately all transactions and other matters relevant to the Business as are usually entered into records and books of account maintained by persons engaged in business of a like character. The Limited Partnership's financial statements, books and records shall be prepared in accordance with Canadian generally accepted accounting principles, consistently applied. The books and records shall at all times be maintained at the registered office of the Limited
Partnership and shall be open for the reasonable inspection, examination, and copying by the Limited
Partners or their duly authorized representatives during reasonable business hours.

7.2	Accountant.  The General Partner shall, on behalf of the
Limited Partnership, retain a chartered accountant to act as the accountant for the Limited Partnership. The General
Partner shall cause an audit to be undertaken of the Limited Partnership's financial records upon the passage of an Ordinary Resolution to that effect.

7.3	Annual Report.  The General Partner will send or cause to
be sent to each Limited Partner no later than 75 days after
the end of each Fiscal Year an annual report containing the unaudited financial statements of the Limited Partnership for the Fiscal Year just ended, including:
(a)	a balance sheet;
(b)	an income or loss statement;
(c)	a statement of changes in financial position;
(d)	a statement of changes in capital;
(e)	the accountant's report on the financial statements;
(f)	a report of the activities of the Limited
Partnership;
(g)	a report on allocations and distributions, if any, to
the Partners; and
(h)	any other information that, in the reasonable opinion
of the General Partner, is material to the operations of the Limited Partnership.

7.4	Income Tax Information.  The General Partner will send or
cause to be sent to each Limited Partner within 75 days after the end of each Fiscal Year (or by such earlier time as may be required to comply with requirements of governmental authorities), all information concerning the Limited Partnership necessary for the Limited Partners to prepare their income tax returns. It is acknowledged that it is the responsibility of each Limited Partner to prepare his own respective income tax return.

8.	SHARE AND DISTRIBUTION OF CASH FLOW FROM OPERATIONS

8.1	Distribution Formula of Cash Flow from Operations. In each
Fiscal Year of the Limited Partnership, all cash flow from operations (not including proceeds from the sale or refinancing of the Property or insurance settlement) earned by the Limited Partnership in such year after payment of all current obligations of the Limited Partnership, including debt service payments under the mortgage financing and other borrowings, less such reasonable reserve as determined by the General Partner (the
"Available Net Cash Flow") shall be distributed to the Limited Partners. There shall be no distribution of Available Net Cash Flow to the General Partner.

8.2	Distribution of Available Net Cash Flow Among the Limited
Partners. Distribution of Available Net Cash Flow among the
Limited Partners will be made according to the number of Units held by each Limited Partner at the time of distribution as a proportion of the total number of Units outstanding.

8.3	Distribution Frequency. The General Partner will distribute
Available Net Cash Flow to the Limited Partners on a quarterly basis not later than 30 days after each calendar quarter in each year.

9.	SHARE AND DISTRIBUTION OF NET PROCEEDS FROM SALE,
REFINANCING OR INSURANCE SETTLEMENTS

9.1	Distribution Formula of Net Proceeds. All net proceeds
earned by the Limited Partnership from the sale or
refinancing of, or receipt of insurance payments (to the
extent same have not been applied to the Property to repair
or rebuild any damage or destruction thereof) related to,
the Property, less such reasonable reserve as determined by
the General Partner ("Available Net Proceeds") shall be
distributed on the following basis:
(a)	first, to repay all current obligations of the
Limited Partnership, including, without limitation,
any loans advanced by General Partner or any of the
Limited Partners;
(b)	second, to repay the Limited Partners their
outstanding Adjusted Total Capital Investment;
(c)	last, the balance of Available Net Proceeds shall be
distributed to the Limited Partners.
	There shall be no distribution of Available Net Proceeds to the General Partner.

9.2	Distribution of Available Net Proceeds Among the Limited
Partners. Distribution of Available Net Proceeds among the
Limited Partners will be made according to the number of Units held by each Limited Partner at the time of distribution as a proportion of the total number of Units outstanding.

9.3	Distribution Frequency. The General Partner will distribute
Available Net Proceeds to the Limited Partners within 60 days after receipt thereof by the General Partner or such later date as may be approved by Ordinary Resolution.

9.4	Repayments.  If, as determined by the accountant of the
Limited Partnership, it appears that any Limited Partner has received from the Limited Partnership an amount
(whether on account of article 8 or 9) which is in excess of such Limited Partner's entitlement, such Limited Partner shall forthwith reimburse the Limited Partnership to the extent of such excess upon notice by the General Partner.

10.	ALLOCATION OF NET INCOME AND NET LOSS

10.1	Allocation of Net Income and Net Loss. The Net Income or
Net Loss, as the case may be, for a Fiscal Year will be
allocated as follows:
(a)	0.001% to the General Partner; and
(b)	99.999% rateably to the Limited Partners at the end
of the Fiscal Year.

10.2	Capital Cost Allowance.  In connection with the
determination of the Net Income for income tax purposes for each Fiscal Year, the Limited Partnership shall deduct capital cost allowance, if any, and other discretionary deductions as may be available to the Limited Partnership for that Fiscal Year under applicable income tax legislation to the maximum extent permitted.

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

11.	POWER OF ATTORNEY

11.1	Power of Attorney.  Each of the Limited Partners and the
Initial Limited Partner, by his execution hereof or a counterpart hereof, by his attorney or otherwise, hereby irrevocably constitutes and appoints the General Partner, with full power of substitution, his true and lawful
attorney and agent, with full power and authority, in his
name, place and stead, and for his use and benefit, to:
(a)	execute, swear to, record and file in the appropriate
public offices any and all of the following:
(i)	all Certificates and other instruments
necessary to form, qualify, continue and keep
in good standing the Limited Partnership as a
valid and subsisting limited partnership under
the laws of the Province of British Columbia
and in all jurisdictions where it carries on
its Business;
(ii)	all instruments necessary to reflect any
amendment to this Agreement, if such amendment
is authorized pursuant to this Agreement;
(iii)	all instruments necessary to reflect the
dissolution and termination of the Limited
Partnership, if such dissolution and
termination is authorized pursuant to this
Agreement; and
(iv)	any elections under the Income Tax Act (Canada)
and under any analogous legislation on behalf
of the Limited Partnership as the General
Partner may in its sole discretion deem
necessary or advisable in connection with the
affairs of the Limited Partnership, including
its dissolution;
(b)	execute this Agreement and any duly authorized
amendment hereto;
(c)	execute and file with any governmental authority any
documents necessary to be filed in connection with
the Business, property, assets or undertaking of the
Limited Partnership;
(d)	execute and deliver such documents on behalf of and
in the name of the Limited Partnership and for the
Limited Partners and the Initial Limited Partner as
may be necessary to give effect to the Business and
the provisions of this Agreement; and
(e)	execute and deliver such documents, conveyances and
other instruments as may be necessary in the discretion of the General Partner to give effect to the terms and conditions of the dissolution of the Limited Partnership pursuant to this Agreement, including, without limiting the generality of the foregoing, any documentation setting forth the terms and conditions to govern the relationship between the Limited Partners and the Initial Limited Partner with respect to their respective interests in the property of the Limited Partnership subsequent to a dissolution of the Limited Partnership as recommended by the General Partner pursuant to this Agreement;
the authority granted to the General Partner pursuant to this section 11.1(e) shall not merge on the dissolution of the Limited Partnership, but shall continue in full force and effect thereafter.

11.2	Irrevocability.  The grant of authority contained in
section 11.1:
(a)	is coupled with an interest, is irrevocable and shall
survive the death or incapacity of the Limited
Partner or the Initial Limited Partner granting the
power;
(b)	may be exercised by the General Partner on behalf of
each Limited Partner or the Initial Limited Partner
by a facsimile signature or by listing all of the
Limited Partners and/or the Initial Limited Partner
executing any instrument with a single signature as
attorney and agent for all of them;
(c)	subject to this section 11.2, shall survive the
transfer by a Limited Partner of the whole or any
portion of his Units; and
(d)	shall extend to and be binding upon the heirs,
executors, administrators, legal personal representatives, successors and assigns of the Limited Partners and the Initial Limited Partner.

The power of attorney shall terminate on any transfer by the Limited Partner of his Units in the Limited Partnership except with respect to such actions as are necessary to effect substitution of the transferee as a Limited Partner in the Limited Partnership. Each of the Limited Partners and the Initial Limited Partner agrees to be bound by any representations and actions made or taken in good faith by the General Partner pursuant to the power of attorney in accordance with the terms thereof and hereby waives any and all defences which may be available to him to contest, negate or disaffirm the actions of the General Partner taken in good faith under the power of attorney.

11.3	Exercise of Power of Attorney.  Any act within the scope of
a power of attorney granted pursuant to section 11.1 that is done by the General Partner on behalf of a Limited
Partner or the Initial Limited Partner will be deemed conclusively to have been a valid exercise of the power of attorney if expressly done by the General Partner on behalf of the Limited Partnership or in its capacity as general partner of the Limited Partnership, or in any other form or manner that may be appropriate to the circumstances, and any instrument that could legally be executed by the General Partner pursuant to a power of attorney granted hereby and is executed by the General Partner as the general partner of the Limited Partnership will be binding as if executed by the Limited Partner or the Initial
Limited Partner who granted the power.

12.	PUT RIGHT

12.1	Exercise of Put Right.  Each Limited Partner shall have the
right (the "Put Right"), subject to section 12.2(d)(i), to require those Limited Partners who do not exercise their Put Rights in accordance with article 12 to acquire all, but not less than all, of the Units held by the Limited
Partner in accordance with the following rules:

(a)	subject to section 12.2(a), the Put Right will be
exercisable by written notice (the "Put Notice"), delivered to the General Partner within the time limits set out in section 12.1(b), stating that the Limited Partner (a "Departing Limited Partner") wishes to exercise the Departing Limited Partner's
Put Right; and

(b)	the Departing Limited Partner must deliver the Put
Notice to the General Partner in the month of July, 20xx [year to be five years following acquisition], or in any third July thereafter (each such July, an "Exercise Period"), subject to extension in accordance with section 12.2(a).

12.2	Rules Applicable to Put Right.  The following rules will
apply in respect of the exercise of one or more Put Rights in accordance with section 12.1:

(a)	the General Partner will, not later than 10 business
days after the expiry of an Exercise Period, deliver a copy of each Put Notice delivered to the General
Partner within the Exercise Period to each Limited
Partner who did not exercise a Put Right within the Exercise Period, and each such Limited Partner may exercise the Limited Partner's Put Right for a further period (the "Extended Exercise Period") ending at the close of business on the 10th business day after the date of such delivery by the General
Partner, but otherwise in accordance with section
12.1;

(b)	the General Partner will, not later than 5 business
days after the expiry of an Extended Exercise Period, deliver written notice to each Limited Partner who did not exercise a Put Right (each a "Remaining
Limited Partner"):

(i)	advising the Remaining Limited Partners of the
total number of Units (the "Put Units") that are capable of being repurchased by all Remaining Limited Partners, and

(ii)	convening a meeting of the Remaining Limited
Partners, to be held at the office of the General Partner not earlier than 10 business days and not later than 15 business days after the delivery of the written notice, to:

(A)	determine whether some or all of the
Remaining Limited Partners will agree to purchase the Put Units, and

(B)	if so, allocate the Put Units to be
purchased among the Remaining Limited
Partners who desire to purchase the Put
Units (the "Purchasing Remaining Limited
Partners"), in accordance with section
12.2(c);

(c)	for the purposes of section 12.2(b)(ii)(B), the Put
Units shall be allocated among such one or more of the Purchasing Remaining Limited Partners in such proportions as they may unanimously agree and, failing such unanimous agreement, then by the General
Partner pro rata among them in proportion to the number of Units then held by each of them (in the aforesaid allocation of Put Units, the General
Partner shall be authorized to make such adjustments as it deems reasonable to avoid the issuance of fractional Units);

(d)	if the Purchasing Remaining Limited Partners:

(i)	do not agree to acquire all of the Put Units,
then the Departing Limited Partners will be deemed not to have exercised their Put Rights and the Purchasing Remaining Limited Partners shall thereafter have no obligation pursuant to any Put Right to acquire all or any of the Put
Units, and the General Partner will thereupon be authorized to, and will, proceed to sell the Property in accordance with article 13 and wind up the affairs of the Limited Partnership, and

(ii)	do agree to acquire all of the Put Units, then
the Departing Limited Partners will sell their respective Put Units to the Purchasing
Remaining Limited Partners in accordance with the allocation of Put Units pursuant to section

12.2(c) to the Purchasing Remaining Limited
Partners, at one or more simultaneous sales in accordance with section 12.3;

(e)	the General Partner shall within 2 business days
after the conclusion of the meeting of the Remaining
Limited Partners deliver written notice to the Departing Limited Partners advising them whether one or more of the Remaining Limited Partners have agreed to purchase all of the Put Units and:

(i)	if so, the allocation of Put Units among the
Purchasing Remaining Limited Partners, and

(ii)	if not, that the General Partner will proceed
to sell the Property and wind up the affairs of the Limited Partnership in accordance with article 13;

(f)	at the conclusion of the aforesaid meeting of the
Remaining Limited Partners, the General Partner will require that all Purchasing Remaining Limited
Partners sign a counterpart agreement confirming that:

(i)	they are the Purchasing Remaining Limited
Partners of the Put Units; and

(ii)	the identity of the Departing Limited Partners
from whom, and the number of Put Units that, each Purchasing Remaining Limited Partner will be required to acquire pursuant to the terms of this Agreement; and

(g)	for greater certainty, a Remaining Limited Partner
who is not a Purchasing Remaining Limited Partner shall be under no obligation to acquire any Put
Units.

12.3	Terms of Sales.  The following terms will apply to every
sale of a Departing Limited Partner's Units to one or more
Purchasing Remaining Limited Partners pursuant to section
12.2(d)(ii):

(a)	each Purchasing Remaining Limited Partner will
purchase from such Departing Limited Partner, and each such Departing Limited Partner will sell to the Purchasing Remaining Limited Partner, that number of
Units that has been allocated to the Purchasing
Remaining Limited Partner in accordance with section
12.2, free and clear of all encumbrances, charges or adverse claims of any nature or kind for a purchase price per Unit equal to the Appraised Value of a Unit owned by the Departing Limited Partner, subject to adjustment pursuant to section 12.3(e);

(b)	it shall be a condition of closing that all of the
Units owned by each Departing Limited Partner are purchased by one or more Purchasing Remaining Limited
Partners in accordance with this section 12,3, and that the Purchasing Remaining Limited Partners will have secured the release of every guarantee, if any, granted by a Departing Limited to a lender to the Limited Partnership on account of borrowings by, or assumed by, the Limited Partnership;

(c)	at the closing, each Departing Limited Partner,
against payment of the purchase price by way of certified cheque drawn on a reputable Canadian chartered bank and receipt of a release of all guarantees, if any, granted by the Departing Limited
Partner to a lender to the Limited Partnership, will tender to the relevant Purchasing Remaining Limited
Partner(s) determined by the General Partner in accordance with section 12.2 all transfer or conveyance documentation as may be reasonably required by the Purchasing Remaining Limited
Partner's or Partners' counsel;

(d)	the closing of any sale of Units pursuant to this
section 12.3 will be held at 11:00 o'clock a.m., Vancouver, B.C. time, at the office of the General
Partner, or at such other place in Vancouver, B.C. as the General Partner may advise, on the day ( the "Closing Date") which is the earlier of:

(i)	the first business day in November following
the expiry of the Extended Exercise Period, and

(ii)	30 days after final determination in accordance
with section 12.4 of the Appraised Value of a Unit owned by the Departing Limited Partner or, if that day is not a business day, on the next business day thereafter,or at such earlier date as all the Departing Limited Partners and Purchasing
Remaining Limited Partners may agree;

(e)	the purchase price payable by a Purchasing Remaining
Limited Partner in respect of a Unit owned by a Departing Limited Partner will be the Appraised Value of a Unit owned by a Departing Limited Partner determined pursuant to section 12.4, subject to all necessary or customary adjustments, both incoming and outgoing, in respect of the ownership and operation of the Property including, without limitation, in respect of prepaid expenses, taxes, insurance, rental deposits, rents, business licences, and other items, as of the Closing Date (such adjustment to be made on a Unit proportionate basis taking into account the total number of Units issued);

(f)	time will be of the essence in the performance of the
obligations and agreements of the contracts of purchase and sale referred to above; and

(g)	the obligations and liabilities of each Departing
Limited Partner and each Purchasing Remaining Limited
Partner will be several, and not joint and several, and will be limited in the case of each Purchasing
Remaining Limited Partner to the number of Put Units allocated to the Purchasing Remaining Limited Partner in accordance with section 12.2(c).

12.4	Appraised Value of a Unit.  The Appraised Value of a Unit
owned by a Departing Limited Partner will be the per Unit value of all Units owned by the Departing Limited Partner, determined as follows:

(a)	such value will be based upon the fair market value
of the Property as at the preceding 30th day of June
(the "Fair Market Value of the Property"), being the cash price which a ready, willing and able purchaser would pay to purchase the Property (without regard to any financing which would be assumed, granted, or discharged by the purchaser);

(b)	the Appraised Value of the a Unit owned by a
Departing Limited Partner will be quotient obtained by dividing:

(i)	the aggregate amount which the Departing
Limited Partner would have received pursuant to
article 9 if the Property had been sold at the Fair Market Value of the Property (except that no reserve will be maintained), adjusted to such extent as the General Partner may reasonably consider to be appropriate to take into account any tax benefit that the Departing
Limited Partner has previously received in respect of "capital cost allowance" (as defined for the purposes of the Income Tax Act
(Canada)) relating to the Property without having future exposure to increased tax liabilities relating to the recapture of such capital cost allowance by the Limited
Partnership,by

(ii)	the aggregate number of Units owned by the
Departing Limited Partner;

(c)	the Partners will attempt to agree upon the Fair
Market Value of the Property within 30 days after the expiry of an Extended Exercise Period;

(d)	if the Partners are unable to agree upon the Fair
Market Value of the Property within such 30 day period, an appraiser will determine the Fair Market
Value of the Property in accordance with section
12.4(a). The appraiser will be appointed by agreement of the Departing Limited Partners group and the Purchasing Remaining Limited Partners group (the determination of each group to be made by resolution passed by the members of the group holding not less than a simple majority of all Units held by members of the group) or, in the absence of such agreement, as selected by the General Partner. The appraiser will be at arm's length from each Partner and will be a member of the Appraisal Institute of Canada (or a successor thereto or replacement therefor) who has obtained the degree of Accredited Appraiser Canadian
Institute (AACI) from such institute (or a similar degree of such successor or replacement) and is engaged in the business of appraising real estate in the municipality in which the Property is located;

(e)	The appraiser will have access to all books of
accounts, records, vouchers, cheques, papers and documents which may relate to the Property. Each

Partner will co-operate with the appraiser for such purpose and provide all information and documents reasonably requested by him. In the determination of the Fair Market Value of the Property, the appraiser will have regard to all relevant considerations including historic and potential performance and including the likely cost of the appraisal process to the Limited Partnership and will make all proper and necessary allowances for contingent or other liabilities.

(f)	At the time of his appointment the appraiser will be
requested to make his report within thirty (30) days but he will not make his report until he has given the General Partner and each of the Departing Limited
Partners and each of the Purchasing Remaining Limited
Partners reasonable opportunity to present arguments and evidence in respect thereof. The appraiser will report his determination of any matter referred to him pursuant hereto in writing to the General Partner and each of the Departing Limited Partners and each of the Purchasing Remaining Limited Partners and his report will be binding upon them.

(g)	The appraiser will be deemed to be acting as an
expert and not as an arbitrator, and his fees and expenses will be paid by the Limited Partnership.

13.	SALE OF THE PROPERTY

13.1	Events Giving Rise to Sale. The General Partner shall
commence efforts and have the authority to sell the Property at a price and on terms determined by the General
Partner, acting reasonably and in the best interests of the Limited Partnership, upon the earliest to occur of the following:

(a)	the authorization of the General Partner to proceed
to sell the Property pursuant to section 12.2(d)(i);

(b)	the passage of an Extraordinary Resolution approving
the sale of the Property (or a portion thereof); and

(c)	an event causing the dissolution of the Limited
Partnership pursuant to section 14.1.

14.	DISSOLUTION OF THE LIMITED PARTNERSHIP

14.1	Events Giving Rise to Dissolution.  The Limited Partnership
shall be dissolved upon the earliest to occur of the following:

(a)	the bankruptcy, dissolution, or winding up (except
dissolution as a consequence of merger, amalgamation, consolidation, or other corporate reorganization) of the General Partner or the occurrence of an event which would permit a trustee or receiver to acquire control of the affairs of the General Partner during the term of this Agreement, unless the General
Partner is replaced as provided in this Agreement within 60 days;

(b)	December 31, 2050;

(c)	when substantially all of the assets of the Limited
Partnership have been disposed of and all Limited
Partnership activities have been wound up by the General Partner;

(d)	the passage of an Extraordinary Resolution approving
the dissolution and winding up of the Limited
Partnership;

(e)	the General Partner not being able to secure
additional financing on terms the General Partner considers will enable the Limited Partnership to carry on the Business in the normal course and pay its debts as they become due and the failure of a Unanimous Resolution providing for the Limited
Partners to contribute additional capital to the Limited Partnership as proposed by the General
Partner and the General Partner, acting reasonably, determining that within the next twelve (12) months the Limited Partnership will not have sufficient funds to carry on the Business in the normal course and to pay the debts of the Limited Partnership as they become due;

(f)	the resignation or removal of the General Partner,
unless the General Partner is replaced as provided for in this Agreement within 60 days of such resignation or removal; and

(g)	the dissolution of the Limited Partnership by
operation of law or judicial order.

14.2	Liquidation of Limited Partnership Assets.  In the event of
the dissolution of the Limited Partnership, the General
Partner shall commence to wind up the affairs of the Limited Partnership and to liquidate its assets. The
Partners shall continue to share profits and losses during the period of liquidation in the same manner and proportion as before the dissolution. The General Partner shall have full right and discretion to determine the time, manner and terms of any sale or sales of Limited Partnership assets pursuant to such liquidation having due regard to the activity and condition of the relevant market and general financial and economic conditions.

14.3	Distributions.  Following the payment of or provision for
all debts and liabilities of the Limited Partnership and all expenses of liquidation, and subject to the right of the General Partner to set up such cash reserves as it may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Limited Partnership, the proceeds of the liquidation and any other funds of the Limited Partnership shall be distributed to the Partners in accordance with article 9. In due course and in the reasonable judgement of the General Partner, cash reserves, if any, will be distributed to the Partners in accordance with the terms of this Agreement.

14.4	Statements.  Within a reasonable time following the
completion of the liquidation of the Limited Partnership's assets, the General Partner shall supply to each of the Limited Partners a statement, prepared by the accountant of the Limited Partnership, which shall set forth the assets and the liabilities of the Limited Partnership as of the date of complete liquidation, and each Partner's share of distributions pursuant to section 14.3.

14.5	Cash Distributions.  No Limited Partner shall have any
right to demand or receive property other than cash upon dissolution and termination of the Limited Partnership or to demand the return of his capital contribution to the Limited Partnership other than upon the dissolution and termination of the Limited Partnership.

14.6	Termination.  Upon the completion of the liquidation of the
Limited Partnership and the distribution of all Limited
Partnership funds, the Limited Partnership shall terminate and the General Partner shall have the authority to execute and record any and all documents required to effect the dissolution and termination of the Limited Partnership.

14.7	Continuity.  The Limited Partnership will not, except as
set forth in this Agreement, dissolve or terminate upon the occurrence of any event, including the admission of a successor or replacement General Partner or a new or additional Limited Partner or by the withdrawal, removal, death, insolvency, resignation, bankruptcy, or other disability of a Partner.

14.8	Income Tax Election.	The Limited Partners may elect, by
Extraordinary Resolution, that upon the dissolution of the Limited Partnership, the deemed disposition by the Limited
Partnership of the Property for income tax purposes will take place at the cost amount (as defined in the Income Tax
Act (Canada)) of the Property rather than the fair market value and that election will be binding upon all Limited
Partners.

15.	RESTRICTIONS ON SALE, ASSIGNMENT, PLEDGING OR TRANSFER

15.1	Transfer Restrictions. No Limited Partner shall sell,
assign, pledge, charge or otherwise dispose of, encumber or in any manner transfer any of the Units or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise (any or all of such transactions being hereinafter referred to as a "Transfer"), unless the transferee shall first have obtained the written consent of the General Partner (which consent may be arbitrarily withheld) and then shall have entered into an agreement with the General Partner and all of the other Limited Partners:

(a)	agreeing to be bound by the terms of this Agreement;

(b)	agreeing to be bound by any other agreement the
transferring Limited Partner has entered into pursuant to the terms hereof;

(c)	consenting to any resolutions of the Limited Partners
under this Agreement; and

(d)	assuming all of the obligations of the transferring
Limited Partner under this Agreement and agreeing to be bound by the terms hereof in the same manner as the transferring Limited Partner;

all of the foregoing being in form and substance to the satisfaction of the General Partner and upon receipt and completion of the above conditions, the General Partner will:

(e)	record the Transfer;

(f)	amend the Certificate to show the name of the
transferee;

(g)	make any other filing that is required by law; and

(h)	forward a notice of the Transfer to the transferee.

The transferring Limited Partner shall pay all reasonable expenses (including legal fees and disbursements) incurred by the General Partner or the Limited Partnership in connection with the Transfer.

15.2	Void Transfers. Any Transfer, or purported Transfer, of
Units shall be null and void unless the terms, conditions, and provisions of section 15.1 are strictly observed and followed.

16.	NOTICES

16.1	General Partner.  Any notice, direction or request required
or permitted to be given to the General Partner or the Initial Limited Partner hereunder shall be in writing and shall be given by personal service at, or by mailing by registered mail, with postage thereon fully prepaid, in a sealed envelope, addressed to the General Partner at, the General Partner's registered office.

16.2	Limited Partner.  Any notice, direction or request required
or permitted to be given to a Limited Partner hereunder shall be in writing and shall be given by personal service at, or by mailing by registered mail, with postage thereon fully prepaid, in a sealed envelope addressed to such Limited Partner at, his address as it appears on the Register of Limited Partners.

16.3	Receipt and Delivery.  Any notice, direction or request
delivered personally as aforesaid shall be deemed to have been received by and given to the addressee on the day of delivery. Any notice, direction or request mailed as aforesaid shall be deemed to have been received by and given to the addressee on the third business day following the date of mailing, provided that for such purposes no day during which there shall be a strike or other occurrence which shall interfere with normal mail service shall be considered a business day.

16.4	Change of Address.  The General Partner or the Initial
Limited Partner may from time to time change its address for the purpose of this Agreement by notice to that effect given to the Limited Partners. A Limited Partner may from time to time change his or its address for the purpose of this Agreement by notice to that effect given to the General Partner; in that event the General Partner will amend the Register of Limited Partners accordingly.

17.	GENERAL CONTRACT PROVISIONS

17.1	Amendments.  Subject to section 17.2:

(a)	this Agreement may be amended by the General Partner,
without prior notice to or consent of any Limited
Partner, in order to reflect the admission of substituted Limited Partners;

(b)	this Agreement may be amended by the General Partner
with the authorization and consent of the Limited
Partners given by an Extraordinary Resolution; and

(c)	the General Partner may, without consent from any
Limited Partner, amend any provision of this Agreement from time to time:

(i)	as may be required by any lenders providing
financing for the Business, provided such amendment does not change the proportionate interest of any Limited Partner in the Limited
Partnership and provided such amendment does not impose a direct obligation on any Limited
Partner to contribute further capital to the Limited Partnership;

(ii)	for the purpose of adding to this Agreement any
further covenants, restrictions, deletions or provisions which, in the written opinion of counsel to the Limited Partnership, are for the protection of the Limited Partners;

(iii)	to cure any ambiguity or to correct or
supplement any provisions contained herein which, in the written opinion of counsel to the Limited Partnership, may be defective or inconsistent with any other provision contained herein, provided, in the written opinion of such counsel, the cure, correction or supplemental provision does not and will not materially adversely affect the interests of any Limited Partner; or

(iv)	to make such other provisions with regard to
matters or questions arising under this
Agreement which, in the written opinion of counsel to the Limited Partnership, do not and will not materially adversely affect the interests of any Limited Partner;

provided that all Limited Partners are notified in writing of full details of any amendment to this Agreement under this section 17.1(c) within 30 days of the effective date of the amendment.

17.2	Limitations on Amendment.
This Agreement may not be amended if the amendment would:

(a)	reduce the Units of a Limited Partner, unless each
and every Limited Partner consents thereto in writing;

(b)	change the liability of a Limited Partner;

(c)	allow a Limited Partner to exercise control of the
Business;

(d)	change the Limited Partnership from a limited
partnership to a general partnership; or

(e)	change the allocations to the General Partner under
articles 9, 10 and/or change payments to the General
Partner or Synreal Services Corporation under article
6 or otherwise adversely affect the interest of the General Partner, unless the General Partner consents thereto in writing;

17.3	Limited Partner Not a General Partner.  In the event that
any provision of this Agreement should have the effect of imposing upon any Limited Partner any of the obligations of the General Partner, such provision shall be of no force and effect and shall not be considered a part of this Agreement, but the remainder of this Agreement shall continue in effect.

17.4	Arbitration.  Any dispute concerning this Agreement will be
referred to or settled by arbitration, the arbitration will be conducted pursuant to the Commercial Arbitration Act
(British Columbia). Any award made in the course of any such arbitration will be final and binding upon the parties.

17.5	Waiver.  No failure or delay on the part of any party in
exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege; the rights and remedies herein are expressly specified to be cumulative and not exclusive of any rights or remedies which any Partner would otherwise have; except as limited herein, any Partner may, in its sole discretion, exercise any and all rights, powers, remedies and recourses available to it under this Agreement or any other remedy available to it and such rights, powers, remedies and recourses may be exercised concurrently or individually without the necessity of making any election.

17.6	Entire Agreement.  This Agreement contains the whole
agreement amongst the Partners and there are no terms, conditions or collateral agreements expressed, implied or statutory, other than those expressly set forth in this Agreement.

17.7	Further Assurances.  The Partners agree to sign such
further and other papers, cause such meetings to be held and resolutions passed, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part thereof.

17.8	Counterparts.  This Agreement, or any amendment to it, may
be executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

17.9	Severability.  Every provision of this Agreement is
intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality shall not affect the validity of the remainder of this Agreement.

17.10	Assignment.  Subject to the restrictions on assignment
herein provided for, this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

17.11	Independent Legal Advice.  Each of the Limited Partners
acknowledges and agrees that the General Partner and its officers and directors have requested that all Limited
Partners review this Agreement with independent legal counsel and tax advisors prior to becoming a party hereto.

17.12	Set-Off.  The Limited Partnership may deduct from, and set-
off against, any amount payable by the Limited Partnership to any Partner from time to time, any amount now or hereafter owing by such Partner to the Limited Partnership.

IN WITNESS WHEREOF the parties have executed this agreement.


SYNREAL VENTURE XYZ MANAGEMENT CORPORATION



Per:____________________________
Authorized Signatory


SYNREAL HOLDING CORPORATION



Per: ____________________________
Authorized Signatory

                              	SCHEDULE A

                     	DESCRIPTION OF THE PROPERTY

                       	XYZ LIMITED PARTNERSHIP



                            	Civic Address

                     	XYZ Avenue, City, Province


                          	Legal Description

        	Lot ABC, .

                            SCHEDULE B

            SUBSCRIPTION FORM AND POWER OF ATTORNEY
                      XYZ LIMITED PARTNERSHIP




By this Subscription Form:
The Investor, ________________________________________ (the "Investor"),
offers to subscribe for ________ Units (the "Units") in the XYZ Limited Partnership(the "Partnership") at the subscription price of $25,000 per Unit and tenders herewith, as payment for the Units, with a cheque made payable to "[insert legal counsel for limited partnership]" in the amount of $25,000 per Unit, being the Investor's aggregate capital contribution.

The Investor acknowledges and represents to Synreal Venture XYZ Management C orporation (the "General Partner"), the general partner of the Partnership, and to the Partnership that:

(a)	he is subscribing for and purchasing the Units as principal for his own account and not for the benefit of or on behalf of any other person;
(b)	on acceptance of this subscription he will become a party to and be entitled to the rights and be subject to the obligations of a limited partner as set out in the agreement (the "Limited Partnership Agreement") among all the partners of the Partnership;
(c )	no advertisement has been made by the Partnership or the General Partner to induce the purchase of the Units by him;
(d)	if he is a resident of the province of British Columbia, he is acquiring the Units pursuant to an exemption from the registration and prospectus requirements of the Securities Act (British Columbia) and regulations thereto (collectively the "B.C. Securities Legislation") and as such:
(i)	he is restricted from using most of the civil remedies available under
B.C. Securities Legislation;
(ii)	he may not receive information that would otherwise be required to be provided to him under B.C. Securities Legislation:
(iii)	the Partnership and the General Partner are relieved from certain obligations that would otherwise apply under B.C. Securities Legislation;
(iv)	if an individual, he will be required to complete Schedule "A" hereto prior to his subscription being accepted;
(v)	if other than an individual, he will be required to complete an acknowledgement in the form of Form 20A (NIP) to the Rules to the Securities
Act (British Columbia); and
(vi)	he is "sophisticated purchaser" as that term is defined in Schedule "B"
hereto;
(e)	if he is a resident of the province of Alberta, he is acquiring the Units pursuant to an exemption from the registration and prospectus requirements of the Securities Act (Alberta) and regulations thereto (collectively the "Alberta Securities Legislation") and as such:
(i)	knows that he is purchasing the securities pursuant to an exemption under the Alberta Securities Legislation on the basis that he is sophisticated and, as a consequence:
a.	he is restricted from using most of the civil remedies available under
Alberta Securities Legislation;
b.	he may not receive information that would otherwise be required to be provided to him under Alberta Securities Legislation; and

c.	the Partnership and the General Partner are relieved from certain obligations that would otherwise apply under Alberta Securities Legislation;
and
(ii)	has the investment acumen to assess the offering as a result of:
a.	previous business or investment experience; or
b.	advice which he received on this investment that was:
i.	independent advice of the offering obtained from a registered advisor or an advisor exempt from registration under section 64 of the Securities Act (Alberta); and
ii.	not obtained from a promoter of the issuer whose securities are being offered;
(f)	he is a resident of the province in which the subscriber's address specified below is located, and is a "resident of Canada" within the meaning of such term under the Income Tax Act (Canada);
(g)	the partnership has provided him with an Offering Memorandum (the
"Offering Memorandum"), dated xxxxxx describing the offering of Units, prior to accepting his subscription;
(h)	no statements or representations have been made by the Partnership, the
General Partner, their affiliates, agents or any party in connection with the Units, that the total losses to be allocated to and the amounts deductible in respect of a Unit will exceed the cost of such Unit (less certain prescribed benefits pursuant to the definition of tax shelter in the Income Tax Act (Canada) and Regulations thereto) at the end of any taxation year that ends within four years after the day on which the Unit is acquired;
(i)	no statements or representations have been made by the Partnership, the
General Partner, their affiliates, agents or any party in connection with the Units, with respect to the Investor's ability to finance the purchase of a
Unit on a limited recourse basis or otherwise; and
(j)	the Investor is not, and while a Limited Partner will not become, a tax shelter or a tax shelter investment for the purposes of the Income Tax Act (Canada) and any proposed revisions or amendments thereto, nor will the Investor issue interests in itself which are tax shelter investments or transfer its interest to an investor who is a tax shelter investment.

The Investor covenants and agrees with the General Partner and the Partnership that the Investor shall on an annual basis obtain from the Canada Customs and Revenue Agency a certification that the Investor is a resident in Canada for Canadian income tax purposes.

The Investor appoints the General Partner, with full power of substitution, as his attorney, with authority in his name, place, and for his benefit to do the following:

(a)	to execute, deliver, and file as and where required:
(i)	the Limited Partnership Agreement, and all other instruments required under the laws of the Province of xxxxx [province of LP establishment] to form and keep in good standing the Partnership as a limited partnership;
(ii)	all instruments necessary to reflect any amendment to the Limited
Partnership Agreement;
(iii)	any election which may be made pursuant to the Income Tax Act (Canada), including pursuant to subsection 97 (2) of such act, if applicable;
(iv)	any certificates of fictitious or trade names; and
(v)	all instruments necessary to reflect the termination of the Partnership, including cancellation of any certificates or declarations and any elections under subsection 98 (3) of the Income Tax Act (Canada);
(b)	to execute and file with any governmental body or agency any documents necessary to be filed in connection with the business or property of the Partnership; and
(c)	to execute and deliver all such other documents or instruments as may be deemed necessary by the General Partner in order to carry out fully the provisions of this subscription, the Limited Partnership Agreement, and any other material contracts referred to in the Offering Memorandum, in accordance with their respective terms;
(d)	to obtain from the Canada Custom and Revenue Agency, on an annual basis, certification that the Investor is a resident of Canada for Canadian income tax purposes and to complete, execute and deliver any forms, requests, authorizations, or other documentation required to obtain such certification; and

(e)	to complete, amend or correct any documentation required in connection with this subscription or any of the foregoing.

The power of attorney granted herein is irrevocable, is a power coupled with an interest, will survive the death or other legal incapacity of the Investor and the assignment, to the extent of the obligations of the Investor under the Limited Partnership Agreement hereunder, by the Investor of the whole or any part of the interest of the Investor in the Partnership, and extends to the heirs, executors, administrators, successors and assigns of the Investor. The power of attorney granted herein may be exercised by the General Partner on behalf of the Investor by executing any instrument with a single signature as attorney and agent for all the Limited Partners of the Partnership or by such form of execution as the General Partner may determine, and it will not be necessary for the General Partner to execute any instrument under seal.

The Investor agrees to be bound by any representations and actions made or taken in good faith by the General Partner pursuant to this power of attorney in accordance with the terms hereof or in accordance with the Limited Partnership Agreement or in furtherance of the transactions contemplated by the Offering Memorandum and the Investor hereby waives all defences which may be available to him to contest, negate or disaffirm any action of the General Partner taken in good faith under this power of attorney.

The General Partner and the Partnership represent and warrant jointly and severally to the Investor that;

(a)	the General Partner is a valid and subsisting corporation duly incorporated and in good standing under the laws of the Province of xxxxxxx;
(b)	the Partnership was validly organized as a limited partnership under the laws of the Province of xxxxx;
(c)	each of the Partnership and the General Partner is duly registered and licensed to carry on business in the jurisdiction in which they carry on business or own property;
(d)	the authorized and issued capital of each of the Partnership and the
General Partner is as disclosed in the Offering Memorandum;
(e)	the Partnership will be the beneficial owner of the properties, businesses and assets or in the interests in the properties, businesses or assets referred to in the Offering Memorandum as being owned by it; all agreements by which the Partnership holds an interest in a property, business or asset are in good standing according to their terms, and the properties are in good standing under the applicable laws of the jurisdiction in which they are situated;
(g)the Partnership has complied and will comply fully with the requirements of all applicable securities laws, including, without limitation, the
Securities Act ( British Columbia) and the Securities Act (Alberta) and the regulations thereunder in relation to the issue and trading of its securities and in all matters relating to the sale of Units to the Investor;
(h)	the issue and sale of the Units by the Partnership to the Investor does not and will not conflict with, and does not and will not resulting a breach of the terms of the Limited Partnership Agreement, the Partnership's
certificate of formation under applicable legislation or any agreement or instrument to which the Partnership or the General Partner is a party;
(i)	neither the Partnership nor the General Partner is a party to any actions, suits or proceedings which could materially affect its respective business or financial condition, and no such actions, suits, or proceedings are contemplated or have been threatened;
(j)	this Subscription Form and Power of Attorney has been authorized by all necessary corporate action on the part of the Partnership and the General
Partner;
(k)	no order ceasing or suspending trading in securities of the Partnership nor prohibiting the sale of such securities has been issued to the Partnership or the General Partner or their respective directors, officers, principals, or promoters or to any other companies that have common directors, officers, principals, or promoters and no investigations or proceedings for such purposes are pending or threatened; and
(l)	the warranties and representations of the Partnership and the General
Partner herein are true and will remain so as of the conclusion of the purchase of the Units by the Investor.

The Investor acknowledges that the Units and the interest in the Partnership acquired by him may not be marketable and may not be transferable and that a copy of the Limited Partnership Agreement will be made available to him upon his request. The Partnership is required to deliver a copy of the Offering Memorandum to the Investor before accepting his subscription for the purchase of Units.

The Investor may withdraw from his subscription agreement if he provides the Partnership with written notice of his intention not to be bound by this agreement within two business days of his receipt of the Offering Memorandum.

If the Offering Memorandum, or any amendment to it, contains a misrepresentation at the time the subscription agreement is entered into, the investor may, while still owner of the Units, either rescind this subscription agreement or commence a civil action against the Partnership for damages. The contractual rights of action described in the Offering Memorandum are hereby conferred on Investors and are incorporated into and shall constitute terms and conditions of this subscription agreement.

These contractual rights of action, rescission, and withdrawal are in addition to, and without derogation from, any other right available at law to the Investor. Reference should be made to the B.C. Securities Legislation and Alberta Securities Legislation for the full text of the rights referred to above.

The Investor agrees that acceptance of this subscription will be effective upon the mailing of a written confirmation of such acceptance to the address stated below.

Signed at the City of _____________, Province of ______________, this_______
day of _________, 2001______________________________


____________________________     ___________________________________________
Signature of Witness              Signature of Investor or,
                                  If the Investor is a Company, signature of authorized signatory

                                 ___________________________________________


                                 Mr./Mrs./Ms./______________________________


                                 Name of Investor or, if the Investor is a company,Legal Company name (please print)

                                 ___________________________________________


                                 ___________________________________________
                                             Company Name


                                 Address of Investor:

                                 __________________________________________

                                 __________________________________________

                                 __________________________________________






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




                 ACCEPTANCE OF SUBSCRIPTION

This Subscription is accepted by the General Partner for the Partnership on

_______________________, 2001.




     					      XYZ LIMITED PARTNERSHIP, By its General Partner
					           Synreal Venture XYZ Management Corporation


    					       Per: _______________________________________

       SCHEDULE "A" TO SUBSCRIPTION FORM AND POWER OF ATTORNEY

This is the form required under section 135 of the Rules and, if applicable, by an order issued under section 59 of the Securities Act (British Columbia)


                             FORM 20 (IP)

                            Securities Act

            Acknowledgement of Individual Purchaser


1.	I have agreed to purchase from XYZ Limited Partnership (the "Issuer)
________ [number] limited partnership units (the "Securities") of the Issuer.

2.	I am purchasing the Securities as principal and, on closing of the agreement of purchase and sale, I will be beneficial owner of the Securities.

3.	I [Circle One] have/have not received an offering memorandum describing the Issuer and the Securities.

4.	I acknowledge that:

(a)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Securities, AND

(b)	there is no government or other insurance covering the Securities, AND

(c)	I may lose all of my investment, AND

(d)	There are restrictions on my ability to resell the Securities and it is my responsibility to find out what those restrictions are and to comply with them before selling the Securities, AND

(e)	I will not receive a prospectus that the Securities Act (British Columbia)
(the "Act") would otherwise require be given to me because the Issuer has advised me that it is relying on a prospectus exemption, AND

(f)	because I am not purchasing the Securities under a prospectus, I will not have the civil remedies that would otherwise be available to me, AND

(g)	the Issuer has advised me that it is using an exemption from the requirement to sell through a dealer registered under the Act, except purchases referred to in paragraph 5 (g), and as a result I do not have the benefit of any protection that might have been available to me by having a dealer act on my behalf.

5.	I also acknowledge that: [circle one]

(a)	I am purchasing Securities that have an aggregate acquisition cost of
$97,000 or more, OR

(b)	my net worth, or my net worth jointly with my spouse at the date of the agreement of purchase and sale of the security, is not less that $400,000, OR

(c)	my annual net income before tax is less than $75,000, or my annual net income before tax jointly with my spouse is not less than $125,000, in each of the two most recent calendar years, and I reasonably expect to have the annual net income before tax of not less than $75,000 or annual net income before tax jointly with my spouse of not less than $125,000 in the current calendar year, OR

(d)	I am registered under the Act, OR

(e)	I am a spouse, parent, brother, sister, or child of a senior officer or director of the Issuer, or of affiliate of the Issuer, OR

(f)	I am a close personal friend of a senior officer or director of the
Issuer, or of an affiliate of the Issuer, OR

(h)	I am purchasing securities under section 128(c) ($25,000 - registrant required) of the Rules, and I have spoken to the person [Name of registered person: _____________________________ (the "Registered Person)] who has
advised me that the Registered Person is registered to trade or advise in the Securities and that the purchase of the Securities is a suitable investment for me.

6.	If I am an individual referred to in a paragraph 5(b), 5(c), or 5(d), I acknowledge that, on the basis of information about the Securities furnished by the Issuer, I am able to evaluate the risks and merits of the Securities because: [circle one]

(a)	of my financial, business or investment experience, OR

(b)	I have received advice from a person [Name of Advisor;
_________________________ (the "Advisor")] who has advised me that the Advisor is:

	(i)	registered to advise, or exempted from the requirement to be registered to advise, in respect of the Securities, and

(ii)	not an insider of, or in a special relationship with, the Issuer.

The statements made in this report are true.

                      DATED __________________, 2001


               							____________________________
							               Signature of purchaser



               							____________________________
                      Name of purchaser



                      ____________________________
                      Address of purchaser

        SCHEDULE "B" TO SUBSCRIPTION FORM AND POWER OF ATTORNEY

"Sophisticated purchaser" means a purchaser that, in connection with a distribution, gives an acknowledgement under section 135 of the Rules of the Securities Act (British Columbia) to the Issuer, where the Issuer does not believe, and has no reasonable grounds to believe, that the acknowledgement is false, acknowledging both that:

1.	the purchaser is able, on the basis of information about the investment
furnished by the Issuer, to	evaluate the risks and merits of the prospective
investment because of:

(a)	the purchaser's financial, business or investment experience, OR

(b)	advice the purchaser receives from a person that is registered to advise, or exempted from the requirement to be registered to advise, in respect of the security that is the subject of the trade (the "Security"), and who is not an insider of, or in a special relationship with, the Issuer of the Security, AND

2.	the purchaser is one of the following:

(a)	a person registered under the Securities Act, OR

(b)	an individual who:

(i)	has a net worth, or net worth jointly with the individual's spouse, at the date of the agreement of purchase and sale of the Security, of not less that $400,000, OR

(ii)	has had in each of the 2 most recent calendar years and reasonably expects to have in the current calendar year.

			A.	annual net income before tax of not less than $75,000,OR

   B.	annual net income before tax, jointly with the individual's spouse, of not less than $125,000, OR

(c)	a corporation, partnership or trust that:

(i)	has a net worth of not less that $400,000,OR

(ii)	has had in each of the 2 most recent calendar years and reasonably expects to have in the current calendar year net income before tax of not less than $125,000, OR

(iii)	a corporation in which all of the voting shares are beneficially owned by sophisticated purchasers or of which the majority of the directors are sophisticated purchasers, OR

(iv)	 a general partnership in which all of the partners are sophisticated purchasers, OR

(v)	a limited partnership in which a majority of the general partners are sophisticated purchaser, OR

(vi)	a trust in which all of the beneficiaries are sophisticated purchasers or the majority of the trustees are sophisticated purchasers.

                          SCHEDULE C

                PROPERTY PURCHASE AGREEMENT

                  XYZ LIMITED PARTNERSHIP

















































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